Exhibit (a)(i)

COMPANHIA ENERGÉTICA DE MINAS GERAIS – CEMIG,

AND

CITIBANK, N.A.,

As Depositary,

AND

ALL HOLDERS AND BENEFICIAL OWNERS
OF AMERICAN DEPOSITARY SHARES

HELD UNDER THE TERMS OF THE
DEPOSIT AGREEMENT, DATED AS OF JUNE 12, 2007

Amendment No. 1
to
Deposit Agreement

Dated as of [●] [●], 2022

TABLE OF CONTENTS

i

AMENDMENT NO. 1 TO DEPOSIT AGREEMENT

AMENDMENT NO. 1 TO DEPOSIT AGREEMENT, dated as of [●] [●], 2022 (this “Amendment”), by and among COMPANHIA ENERGÉTICA DE MINAS GERAIS – CEMIG, a company organized and existing under the laws of the Federative Republic of Brazil, and its successors (the “Company”), CITIBANK, N.A., a national banking association organized under the laws of the United States of America (the “Depositary”), and all Holders and Beneficial Owners of American Depositary Shares outstanding under the Deposit Agreement, dated as of June 12, 2007, among the Company, the Depositary and all Holders and Beneficial Owners of American Depositary Shares issued thereunder (the “Deposit Agreement”).

WITNESSETH THAT:

WHEREAS, the Company and the Depositary entered into the Deposit Agreement for the creation of American Depositary Shares (“ADSs”) representing Shares (as defined in the Deposit Agreement) and for the execution and delivery of American Depositary Receipts (“ADRs”) evidencing such ADSs; and

WHEREAS, the Company desires to (a) update the ADS fees and related charges identified as payable by the applicable party in the Fee Schedule annexed as Exhibit B to the Deposit Agreement to provide for, inter alia, (i) the addition of ADS service fees payable by the person holding ADSs on the applicable record date(s) established by the Depositary, and (ii) the addition of Conversion fees of ADSs of one series for ADSs of another series, (b) remove pre-release transactions, and (c) modify the treatment of foreign currency conversions, and desires to (x) amend the Deposit Agreement, the ADRs currently outstanding and the form of ADR annexed as Exhibit A to the Deposit Agreement to reflect such change, and (y) to give notice thereof to all Holders (as defined in the Deposit Agreement) of ADSs; and

WHEREAS, pursuant to Section 6.1 of the Deposit Agreement, the Company and the Depositary deem it necessary and desirable to amend the Deposit Agreement, the ADRs currently outstanding and the form of ADR annexed as Exhibit A to the Deposit Agreement for the purposes set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Depositary hereby agree to amend the Deposit Agreement, the ADRs currently outstanding and the form of ADR annexed as Exhibit A to the Deposit Agreement as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1              Definitions. Unless otherwise specified in this Amendment, all capitalized terms used, but not defined, herein shall have the meanings given to such terms in the Deposit Agreement.

SECTION 1.2              Effective Date. The term “Effective Date” shall mean the date of this Amendment set forth above as of which this Amendment shall become effective.

ARTICLE II

AMENDMENTS TO DEPOSIT AGREEMENT

SECTION 2.1              Deposit Agreement. All references in the Deposit Agreement to the terms “Deposit Agreement” shall, as of the Effective Date, refer to the Deposit Agreement, dated as of June 12, 2007, as amended by this Amendment and as further amended and supplemented after the Effective Date.

SECTION 2.2              Amendments Binding on all Holders and Beneficial Owners. From and after the Effective Date, the Deposit Agreement, as amended by this Amendment, shall be binding on all Holders and Beneficial Owners of ADSs issued and outstanding as of the Effective Date and on all Holders and Beneficial Owners of ADSs issued after the Effective Date.

SECTION 2.3              Pre-Release Transactions. In order to remove Pre-Release Transactions, the Deposit Agreement is hereby amended as of the Effective Date by

(a)               Amending Section 1.18 of the Deposit Agreement. Section 1.18 of the Deposit Agreement is hereby amended as of the Effective Date by deleting such section in its entirety and inserting the following in its stead:

“SECTION 1.18 “Deposited Securities” shall mean Shares at any time deposited under this Deposit Agreement and any and all other securities, property and cash held by the Depositary or the Custodian in respect thereof, subject, in the case of cash, to the provisions of Section 4.8.”

(b)               Amending Section 1.27 of the Deposit Agreement. Section 1.27 of the Deposit Agreement is hereby amended as of the Effective Date by deleting such section in its entirety and inserting the following in its stead:

“SECTION 1.27 RESERVED”

(c)               Amending Section 2.5 of the Deposit Agreement. Section 2.5 of the Deposit Agreement is hereby amended as of the Effective Date by deleting the last sentence of the section in its entirety.

(d)               Amendment Section 5.8 of the Deposit Agreement. Section 5.8 of the Deposit Agreement is hereby amended as of the Effective Date by deleting the last sentence of the second paragraph in its entirety.

(e)               Amendment Section 5.10 of the Deposit Agreement. Section 5.10 of the Deposit Agreement is hereby amended as of the Effective Date by deleting such section in its entirety and inserting the following in its stead:

“SECTION 5.10 RESERVED”

SECTION 2.4              Conversion of Foreign Currency. Section 4.8 of the Deposit Agreement is hereby amended as of the Effective Date by deleting such section in its entirety and inserting the following in its stead:

“SECTION 4.8 Conversion of Foreign Currency. Whenever the Depositary or the Custodian shall receive Foreign Currency, by way of dividends or other distributions or the net proceeds from the sale of any cash, securities and other property held on deposit by the Depositary and the Custodian in respect of the ADSs under the terms of the Deposit Agreement, which in the judgment of the Depositary can at such time be converted on a practicable basis, by sale or in any other manner that it may determine in accordance with applicable law, into Dollars transferable to the United States and distributable to the Holders entitled thereto, the Depositary shall convert or cause to be converted, by sale or in any other manner that it may reasonably determine, such Foreign Currency into Dollars, and shall distribute such Dollars (net of the fees and charges set forth in the Fee Schedule attached hereto as Exhibit B, and applicable taxes withheld) in accordance with the terms of the applicable sections of the Deposit Agreement. The Depositary and/or its agent (which may be a division, branch or Affiliate of the Depositary) may act as principal for any conversion of Foreign Currency. If the Depositary shall have distributed warrants or other instruments that entitle the holders thereof to such Dollars, the Depositary shall distribute such Dollars to the holders of such warrants and/or instruments upon surrender thereof for cancellation, in either case without liability for interest thereon. Such distribution may be made upon an averaged or other practicable basis without regard to any distinctions among Holders on account of any application of exchange restrictions or otherwise.

If such conversion or distribution generally or with regard to a particular Holder can be effected only with the approval or license of any government or agency thereof, the Depositary shall have authority to file such application for approval or license, if any, as it may deem desirable. In no event, however, shall the Depositary be obligated to make such a filing.

If at any time the Depositary shall determine that in its judgment the conversion of any Foreign Currency and the transfer and distribution of proceeds of such conversion received by the Depositary is not practicable or lawful, or if any approval or license of any governmental authority or agency thereof that is required for such conversion, transfer and distribution is denied or, in the opinion of the Depositary, not obtainable at a reasonable cost or within a reasonable period, the Depositary may, in its sole discretion, take one or more of the following actions: (i) make such conversion and distribution in Dollars to the Holders for whom such conversion, transfer and distribution is lawful and practicable, (ii) distribute the Foreign Currency (or an appropriate document evidencing the right to receive such Foreign Currency) to Holders for whom such distribution is lawful and practicable, or (iii) hold (or cause the Custodian to hold) such Foreign Currency (without liability for interest thereon) for the respective accounts of the Holders entitled to receive the same.”

SECTION 2.5              Fees and Charges of Depositary. Section 5.9 of the Deposit Agreement is hereby amended as of the Effective Date by deleting such section in its entirety and inserting the following in its stead:

“SECTION 5.9 Fees and Charges of Depositary. The Company, the Holders, the Beneficial Owners, persons depositing Shares or withdrawing Deposited Securities in connection with the issuance and cancellation of ADSs, and persons receiving ADSs upon issuance or whose ADSs are being cancelled shall be required to pay to the Depositary the Depositary’s fees and related charges identified as payable by them respectively in the Fee Schedule attached hereto as Exhibit B. All ADS fees and charges so payable may be deducted from distributions or must be remitted to the Depositary, or its designee, and may, at any time and from time to time, be changed by agreement between the Depositary and the Company, but, in the case of ADS fees and charges payable by Holders and Beneficial Owners, any such change (excluding any changes to the waiver by the Depositary of fees and charges contemplated herein) may be made only in the manner contemplated in Section 6.1. The Depositary shall provide, without charge, a copy of its latest ADS fee schedule to anyone upon request.

ADS fees and charges for (i) the issuance of ADSs and (ii) the cancellation of ADSs will be payable by the person for whom the ADSs are so issued by the Depositary (in the case of ADS issuances) and by the person for whom ADSs are being cancelled (in the case of ADS cancellations). In the case of ADSs issued by the Depositary into DTC or presented to the Depositary via DTC, the ADS issuance and cancellation fees and charges will be payable by the DTC Participant(s) receiving the ADSs from the Depositary or the DTC Participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the Beneficial Owner(s) and will be charged by the DTC Participant(s) to the account(s) of the applicable Beneficial Owner(s) in accordance with the procedures and practices of the DTC participant(s) as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are payable by Holders as of the applicable ADS Record Date established by the Depositary. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, the applicable Holders as of the ADS Record Date established by the Depositary will be invoiced for the amount of the ADS fees and charges and such ADS fees may be deducted from distributions made to Holders. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC Participants in accordance with the procedures and practices prescribed by DTC from time to time and the DTC Participants in turn charge the amount of such ADS fees and charges to the Beneficial Owners for whom they hold ADSs. In the case of (i) registration of ADS transfers, the ADS transfer fee will be payable by the ADS Holder whose ADSs are being transferred or by the person to whom the ADSs are transferred, and (ii) conversion of ADSs of one series for ADSs of another series, the ADS conversion fee will be payable by the Holder whose ADSs are converted or by the person to whom the converted ADSs are delivered.

The Depositary may reimburse the Company for certain expenses incurred by the Company in respect of the ADR program established pursuant to the Deposit Agreement, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as the Company and the Depositary agree from time to time. The Company shall pay to the Depositary such fees and charges, and reimburse the Depositary for such out-of-pocket expenses, as the Depositary and the Company may agree from time to time. Responsibility for payment of such fees, charges and reimbursements may from time to time be changed by agreement between the Company and the Depositary. Unless otherwise agreed, the Depositary shall present its statement for such fees, charges and reimbursements to the Company once every three months. The charges and expenses of the Custodian are for the sole account of the Depositary.

The obligations of Holders and Beneficial Owners to pay ADS fees and charges shall survive the termination of the Deposit Agreement. As to any Depositary, upon the resignation or removal of such Depositary as described in Section 5.4, the right to collect ADS fees and charges shall extend for those ADS fees and charges incurred prior to the effectiveness of such resignation or removal.”

ARTICLE III

AMENDMENTS TO EXHIBIT B TO DEPOSIT AGREEMENT

SECTION 3.1              Amendments to Exhibit B to the Deposit Agreement.

(a)               Section I of Exhibit B to the Deposit Agreement is hereby amended as of the Effective Date by deleting such section in its entirety and inserting the following in its stead:

“I.	Depositary Fees

The Company, the Holders, the Beneficial Owners and the persons depositing Shares or surrendering ADSs for cancellation agree to pay the following fees of the Depositary:

Service	Rate	By Whom Paid
(1) Issuance of ADSs (e.g., an issuance upon a deposit of Shares, upon a change in the ADS(s)-to-Share(s) ratio, or for any other reason), excluding issuances as a result of distributions described in paragraph (4) below.	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) issued.	Person for whom ADSs are issued.
(2) Cancellation of ADSs (e.g., a cancellation of ADSs for Delivery of deposited Shares, upon a change in the ADS(s)-to-Share(s) ratio, or for any other reason).	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) surrendered.	Person for whom ADSs are being cancelled.
(3) Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements).	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) held.	Person to whom the distribution is made.

(4) Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) an exercise of rights to purchase additional ADSs.	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) held.	Person to whom the distribution is made.
(5) Distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., spin-off shares).	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) issued.	Person to whom the distribution is made.
(6) ADS Services.	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) held on the applicable record date(s) established by the Depositary.	Person holding ADSs on the applicable record date(s) established by the Depositary.
(7) Registration of ADS Transfers (e.g., upon a registration of the transfer of registered ownership of ADSs, upon a transfer of ADSs into DTC and vice versa, or for any other reason).	U.S. $1.50 per certificate presented for transfer.	Person for whom or to whom ADSs are transferred.
(8) Conversion of ADSs of one series for ADSs of another series (e.g., upon conversion of Partial Entitlement ADSs for Full Entitlement ADSs).	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) converted.	Person for whom ADSs are converted or to whom the converted ADSs are delivered.

”

(b)               Section II of Exhibit B to the Deposit Agreement is hereby amended as of the Effective Date by:

(1)	deleting section (iv) in its entirety and inserting the following in its stead:

“(iv) in connection with the conversion of Foreign Currency, the fees, expenses, spreads, taxes and other charges of the Depositary and/or conversion service providers (which may be a division, branch or Affiliate of the Depositary). Such fees, expenses, spreads, taxes, and other charges shall be deducted from the Foreign Currency;”

(2)	deleting section (v) in its entirety and inserting the following in its stead:

“(v) any reasonable and customary out-of-pocket expenses incurred in such conversion and/or on behalf of the Holders and Beneficial Owners in complying with currency exchange control or other governmental requirements; and”

(3)	deleting section (vi) in its entirety and inserting the following in its stead:

“(vi) the fees, charges, costs and expenses incurred by the Depositary, the Custodian, or any nominee in connection with the ADR program.”

ARTICLE IV

AMENDMENTS TO THE FORM OF ADR

SECTION 4.1              ADR Amendments. The form of ADR attached as Exhibit A to the Deposit Agreement and each of the ADRs issued and outstanding under the terms of the Deposit Agreement are hereby amended as of the Effective Date as follows:

(a)               The first sentence of paragraph (1) of the form of ADR attached as Exhibit A to the Deposit Agreement and in each of the ADRs issued and outstanding under the terms of the Deposit Agreement is hereby amended as of the Effective Date by deleting such sentence in its entirety and inserting the following in its stead:

“This American Depositary Receipt is one of an issue of American Depositary Receipts (“Receipts” or “ADRs”), all issued and to be issued upon the terms and conditions set forth in the Deposit Agreement, dated as of June 12, 2007, as amended by Amendment No. 1 to Deposit Agreement, dated as of [●] [●], 2022 (as so amended and as further amended and supplemented from time to time, the “Deposit Agreement”), by and among the Company, the Depositary and all Holders and Beneficial Owners of ADSs issued thereunder, with each Holder and Beneficial Owner of ADSs, by accepting an ADS, becoming bound by all the terms and provisions thereof.”

(b)               Paragraph (10) of the form of ADR attached as Exhibit A to the Deposit Agreement and in each of the ADRs issued and outstanding is hereby amended as of the Effective Date by deleting such section in its entirety and inserting the following in its stead:

“(10) Charges of Depositary. The following ADS fees are payable under the terms of the Deposit Agreement:

(i)	ADS Issuance Fee: by any person for whom ADSs are issued (e.g., an issuance upon a deposit of Shares, upon a change in the ADS(s)-to-Share(s) ratio, or for any other reason), excluding issuances as a result of distributions described in paragraph (iv) below, a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) issued under the terms of the Deposit Agreement;

(ii)	ADS Cancellation Fee: by any person for whom ADSs are being cancelled (e.g., a cancellation of ADSs for Delivery of Deposited Securities, upon a change in the ADS(s)-to-Share(s) ratio, or for any other reason), a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) cancelled;

(iii)	Cash Distribution Fee: by any Holder of ADSs, a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) held for the distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements);

(iv)	Stock Distribution /Rights Exercise Fee: by any Holder of ADS(s), a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) held for the distribution of ADSs pursuant to (a) stock dividends or other free stock distributions, or (b) an exercise of rights to purchase additional ADSs;

(v)	Other Distribution Fee: by any Holder of ADS(s), a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) held for the distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., spin-off shares);

(vi)	Depositary Services Fee: by any Holder of ADS(s), a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) held on the applicable record date(s) established by the Depositary;

(vii)	Registration of ADS Transfer Fee: by any Holder of ADS(s) being transferred or by any person to whom ADSs are transferred, a fee not in excess of U.S. $1.50 per 100 ADSs (or fraction thereof) transferred; and

(viii)	ADS Conversion Fee: by any Holder of ADS(s) being converted or by any person to whom the converted ADSs are delivered, a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) converted from one ADS series to another ADS series (e.g., upon conversion of Partial Entitlement ADSs for Full Entitlement ADSs).

The Company, Holders, Beneficial Owners, persons depositing Shares or withdrawing Deposited Securities in connection with ADS issuances and cancellations, and persons for whom ADSs are issued or cancelled shall be responsible for the following ADS charges under the terms of the Deposit Agreement:

(a)	taxes (including applicable interest and penalties) and other governmental charges;

(b)	such registration fees as may from time to time be in effect for the registration of Shares or other Deposited Securities on the share register and applicable to transfers of Shares or other Deposited Securities to or from the name of the Custodian, the Depositary or any nominees upon the making of deposits and withdrawals, respectively;

(c)	such cable, telex and facsimile transmission and delivery expenses as are expressly provided in the Deposit Agreement to be at the expense of the person depositing or withdrawing Shares or Holders and Beneficial Owners of ADSs;

(d)	in connection with the conversion of Foreign Currency, the fees, expenses, spreads, taxes and other charges of the Depositary and/or conversion service providers (which may be a division, branch or Affiliate of the Depositary). Such fees, expenses, spreads, taxes, and other charges shall be deducted from the Foreign Currency;

(e)	any reasonable and customary out-of-pocket expenses incurred in such conversion and/or on behalf of the Holders and Beneficial Owners in complying with currency exchange control or other governmental requirements; and

(f)	the fees, charges, costs and expenses incurred by the Depositary, the Custodian, or any nominee in connection with the ADR program.

All ADS fees and charges may, at any time and from time to time, be changed by agreement between the Depositary and Company but, in the case of ADS fees and charges payable by Holders and Beneficial Owners, any such change (excluding any changes to the waiver by the Depositary of fees and charges contemplated herein) may be made only in the manner contemplated by paragraph (22) of this Receipt and as contemplated in Section 6.1 of the Deposit Agreement. The Depositary shall provide, without charge, a copy of its latest ADS fee schedule to anyone upon request.

ADS fees and charges for (i) the issuance of ADSs and (ii) the cancellation of ADSs will be payable by the person for whom the ADSs are so issued by the Depositary (in the case of ADS issuances) and by the person for whom ADSs are being cancelled (in the case of ADS cancellations). In the case of ADSs issued by the Depositary into DTC or presented to the Depositary via DTC, the ADS issuance and cancellation fees and charges will be payable by the DTC Participant(s) receiving the ADSs from the Depositary or the DTC Participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the Beneficial Owner(s) and will be charged by the DTC Participant(s) to the account(s) of the applicable Beneficial Owner(s) in accordance with the procedures and practices of the DTC Participant(s) as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are payable by Holders as of the applicable ADS Record Date established by the Depositary. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, the applicable Holders as of the ADS Record Date established by the Depositary will be invoiced for the amount of the ADS fees and charges and such ADS fees may be deducted from distributions made to Holders. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC and may be charged to the DTC Participants in accordance with the procedures and practices prescribed by DTC from time to time and the DTC Participants in turn charge the amount of such ADS fees and charges to the Beneficial Owners for whom they hold ADSs. In the case of (i) registration of ADS transfers, the ADS transfer fee will be payable by the ADS Holder whose ADSs are being transferred or by the person to whom the ADSs are transferred, and (ii) conversion of ADSs of one series for ADSs of another series, the ADS conversion fee will be payable by the Holder whose ADSs are converted or by the person to whom the converted ADSs are delivered.

The Depositary may reimburse the Company for certain expenses incurred by the Company in respect of the ADR program established pursuant to the Deposit Agreement, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as the Company and the Depositary agree from time to time. The Company shall pay to the Depositary such fees and charges, and reimburse the Depositary for such out-of-pocket expenses, as the Depositary and the Company may agree from time to time. Responsibility for payment of such fees, charges and reimbursements may from time to time be changed by agreement between the Company and the Depositary. Unless otherwise agreed, the Depositary shall present its statement for such fees, charges and reimbursements to the Company once every three months. The charges and expenses of the Custodian are for the sole account of the Depositary.

The obligations of Holders and Beneficial Owners to pay ADS fees and charges shall survive the termination of the Deposit Agreement. As to any Depositary, upon the resignation or removal of such Depositary as described in Section 5.4 of the Deposit Agreement, the right to collect ADS fees and charges shall extend for those ADS fees and charges incurred prior to the effectiveness of such resignation or removal.”

(c)               Paragraph (25) of the form of ADR attached as Exhibit A to the Deposit Agreement and in each of the ADRs issued and outstanding is hereby amended as of the Effective Date by deleting such paragraph in its entirety and inserting the following in its stead:

“(25) RESERVED”

ARTICLE V

REPRESENTATIONS AND WARRANTIES

SECTION 5.1              Representations and Warranties. The Company represents and warrants to, and agrees with, the Depositary and the Holders and Beneficial Owners, that:

(a)               This Amendment, when executed and delivered by the Company, will have been, and the Deposit Agreement has been, duly and validly authorized, executed and delivered by the Company, and each constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

(b)               In order to ensure the legality, validity, enforceability or admissibility into evidence of this Amendment or the Deposit Agreement as amended hereby, and other document furnished hereunder or thereunder in Brazil, neither of such agreements need to be filed or recorded with any court or other authority in Brazil, except for their official translation into Portuguese for their presentation to a Brazilian court, nor does any stamp or similar tax need be paid in Brazil on or in respect of such agreements; and

(c)               All of the information provided to the Depositary by the Company in connection with this Amendment is true, accurate and correct.

ARTICLE VI

MISCELLANEOUS

SECTION 6.1              New ADRs. From and after the Effective Date, the Depositary shall arrange to have new ADRs printed or amended that reflect the changes to the form of ADR effected by this Amendment. All ADRs issued hereunder after the Effective Date, once such new ADRs are available, whether upon the deposit of Shares or other Deposited Securities or upon the transfer, combination or split up of existing ADRs, shall be substantially in the form of the specimen ADR attached as Exhibit A hereto. However, ADRs issued prior to the Effective Date, which do not reflect the changes to the form of ADR effected hereby, do not need to be called in for exchange and may remain outstanding until such time as the Holders thereof choose to surrender them for any reason under the Deposit Agreement. The Depositary is authorized and directed to take any and all actions deemed necessary to effect the foregoing.

SECTION 6.2              Notice of Amendment to Holders of ADSs. The Depositary is hereby directed to send notices informing the Holders of ADSs (i) of the terms of this Amendment, (ii) of the Effective Date of this Amendment, and (iii) that the Holder of ADRs shall be given the opportunity, but that it is unnecessary, to substitute their ADRs with new ADRs reflecting the changes effected by this Amendment, as provided in Section 5.1 hereof, (iv) that Holders of Uncertificated ADSs do not need to take any action in connection with the Amendment, and (v) that copies of this Amendment may be retrieved from the Commission’s website at www.sec.gov and may be obtained from the Depositary and the Company upon request. As notice of the amendment has been sent to the Holders of ADSs prior to the date hereof, the Depositary is directed not to send notices of this Amendment to the Holders.

SECTION 6.3              Indemnification. The Company agrees to indemnify and hold harmless the Depositary (and any and all of its directors, employees and officers) for any and all liability it or they may incur as a result of the terms of this Amendment and the transactions contemplated herein.

SECTION 6.4              Ratification. Except as expressly amended hereby, the terms, covenants and conditions of the Deposit Agreement as originally executed shall remain in full force and effect.

SECTION 6.5              Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 6.6              Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of such counterparts together shall be deemed an original, and all such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and the Depositary have caused this Amendment to be executed by representatives thereunto duly authorized as of the date set forth above.

COMPANHIA ENERGÉTICA DE MINAS GERAIS – CEMIG By: ________________________________ Name: Title: CITIBANK, N.A., as Depositary By: ________________________________ Name: Title:

EXHIBIT A

[FORM OF ADR]

EXHIBIT A FORM OF RECEIPT

CUSIP Number:

American Depositary

Shares (each American

Depositary Share

representing one (1)

Fully Paid Common Shares,

each with a par value of R$5.00

EXHIBIT A

FORM OF FACE OF RECEIPT

AMERICAN DEPOSITARY RECEIPT

FOR

AMERICAN DEPOSITARY SHARES

representing

DEPOSITED COMMON SHARES

of

COMPANHIA ENERGÉTICA DE MINAS GERAIS - CEMIG

(Organized and existing under the laws of the Federative Republic of Brazil)

CITIBANK, N.A., a national banking association organized and existing under the laws of the United States of America, as depositary (herein called the “Depositary”), hereby certifies that ___________________________ is the owner of __________________________ American Depositary Shares (hereinafter “ADSs”), representing deposited voting common shares (ações ordinárias), each with a par value of R$5.00, including evidence of rights to receive such voting common shares (the “Shares”) of COMPANHIA ENERGÉTICA DE MINAS GERAIS - CEMIG, a company organized and existing under the laws of the Federative Republic of Brazil (the “Company”). As of the date of the Deposit Agreement (as hereinafter defined), each ADS represents one (1) Share deposited under the Deposit Agreement with the Custodian, which at the date of execution of the Deposit Agreement is Citibank Distribuidora de Títulos e Valores Mobiliários S.A. (the “Custodian”). The ADS(s) to Share(s) ratio is subject to amendment as provided in Article IV of the Deposit Agreement. The Depositary’s Principal Office is located at 388 Greenwich Street, New York, New York 10013, U.S.A.

(1)               The Deposit Agreement. This American Depositary Receipt is one of an issue of American Depositary Receipts (“Receipts” or “ADRs”), all issued and to be issued upon the terms and conditions set forth in the Deposit Agreement, dated as of June 12, 2007, as amended by Amendment No. 1 to Deposit Agreement, dated as of [●] [●], 2022 (as so amended and as further amended and supplemented from time to time, the “Deposit Agreement”), by and among the Company, the Depositary and all Holders and Beneficial Owners of ADSs issued thereunder, with each Holder and Beneficial Owner of ADSs, by accepting an ADS, becoming bound by all the terms and provisions thereof. The Deposit Agreement sets forth the rights and obligations of Holders and Beneficial Owners of ADSs and the rights and duties of the Depositary in respect of the Shares deposited thereunder and any and all other securities, property and cash from time to time received in respect of such Shares and held thereunder (such Shares, other securities, property and cash are herein called “Deposited Securities”). Copies of the Deposit Agreement are on file at the Principal Office of the Depositary and with the Custodian. Each Holder and each Beneficial Owner, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the Deposit Agreement, shall be deemed for all purposes to (a) be a party to and bound by the terms of the Deposit Agreement and applicable ADR(s), and (b) appoint the Depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the Deposit Agreement and the applicable ADR(s), to adopt any and all procedures necessary to comply with applicable law and to take such action as the Depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the Deposit Agreement and the applicable ADR(s), the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

The statements made on the face and reverse of this Receipt are summaries of certain provisions of the Deposit Agreement and the Estatuto Social of the Company (as in effect on the date of the signing of the Deposit Agreement) and are qualified by and subject to the detailed provisions of the Deposit Agreement and the Estatuto Social of the Company, to which reference is hereby made. All capitalized terms used herein which are not otherwise defined herein shall have the meanings ascribed thereto in the Deposit Agreement. The Depositary makes no representation or warranty as to the validity or worth of the Deposited Securities. The Depositary has made arrangements for the acceptance of the ADSs into DTC. Each Beneficial Owner of ADSs held through DTC must rely on the procedures of DTC and the DTC Participants to exercise and be entitled to any rights attributable to such ADSs.

(2)               Surrender of Receipts and Withdrawal of Deposited Securities. The Holder of this Receipt (and of the ADSs evidenced hereby) shall be entitled to Delivery (at the Custodian’s designated office) of the Deposited Securities without unreasonable delay at the time represented by the ADS(s) evidenced hereby upon satisfaction of each of the following conditions: (i) the Holder (or a duly authorized attorney of the Holder) has duly Delivered to the Depositary at its Principal Office the ADSs evidenced hereby (and, if applicable, this Receipt) for the purpose of withdrawal of the Deposited Securities represented thereby; (ii) if so required by the Depositary, this Receipt has been properly endorsed in blank or is accompanied by proper instruments of transfer in blank (including signature guarantees in accordance with standard securities industry practice); (iii) if so required by the Depositary, the Holder of the ADSs has executed and delivered to the Depositary a written order directing the Depositary to cause the Deposited Securities being withdrawn to be Delivered to or upon the written order of the person(s) designated in such order; and (iv) all applicable fees and charges of, and expenses incurred by, the Depositary and all applicable taxes and governmental charges (as are set forth in Section 5.9 of, and Exhibit B to, the Deposit Agreement) have been paid, subject, however, in each case, to the terms and conditions of this Receipt, the Deposit Agreement, the Company’s Estatuto Social, any applicable laws and the rules of Companhia Brasileira de Liquidação e Custódia and to any provisions of or governing the Deposited Securities, in each case as in effect at the time thereof.

Upon satisfaction of each of the conditions specified above, the Depositary (i) shall cancel the ADSs Delivered to it (and, if applicable, the Receipt evidencing the ADSs so Delivered), (ii) shall direct the Registrar to record the cancellation of the ADSs so Delivered on the books maintained for such purpose, and (iii) shall direct the Custodian to Deliver (without unreasonable delay) at the Custodian’s designated office the Deposited Securities represented by the ADSs so canceled together with any certificate or other document of title for the Deposited Securities, or evidence of the electronic transfer thereof (if available), as the case may be, to or upon the written order of the person(s) designated in the order delivered to the Depositary for such purpose, subject however, in each case, to the terms and conditions of the Deposit Agreement, this Receipt, the Company’s Estatuto Social, any applicable laws and the rules of Companhia Brasileira de Liquidação e Custódia and to any provisions of or governing the Deposited Securities, in each case as in effect at the time thereof.

The Depositary shall not accept for surrender ADSs representing less than one Share. The Depositary may, in its discretion, refuse to accept for surrender a number of ADSs representing a number other than a whole number of Shares. In the case of Delivery to it of ADSs representing other than a whole number of Shares, the Depositary shall cause ownership of the appropriate whole number of Shares to be Delivered in accordance with the terms hereof, and shall, at the discretion of the Depositary, either (i) return to the person surrendering such ADSs the number of ADSs representing any remaining fractional Share, or (ii) sell or cause to be sold the fractional Share represented by the ADS(s) so surrendered and remit the proceeds of such sale (net of (a) applicable fees and charges of, and expenses incurred by, the Depositary and (b) taxes withheld) to the person surrendering the ADSs. Notwithstanding anything else contained in this Receipt or the Deposit Agreement, the Depositary may make delivery at the Principal Office of the Depositary of (i) any cash dividends or cash distributions, or (ii) any proceeds from the sale of any distributions of shares or rights, which are at the time held by the Depositary in respect of the Deposited Securities represented by the ADSs surrendered for cancellation and withdrawal. At the request, risk and expense of any Holder so surrendering ADSs represented by this Receipt, and for the account of such Holder, the Depositary shall direct the Custodian to forward (to the extent permitted by law) any cash or other property (other than securities) held by the Custodian in respect of the Deposited Securities represented by such ADSs to the Depositary for delivery at the Principal Office of the Depositary. Such direction shall be given by letter or, at the request, risk and expense of such Holder, by cable, telex or facsimile transmission.

(3)               Transfer, Combination and Split-Up of Receipts. Subject to the terms and conditions of the Deposit Agreement, the Registrar shall register the transfer of ADSs and this Receipt (and of the ADSs represented hereby) on the books maintained for such purpose. The Depositary shall cancel this Receipt and execute new Receipts evidencing the same aggregate number of ADSs as those evidenced by this Receipt when canceled, shall cause the Registrar to countersign such new Receipts, and shall Deliver such new Receipts to or upon the order of the person entitled thereto, if each of the following conditions has been satisfied: (i) this Receipt has been duly Delivered by the Holder (or by a duly authorized attorney of the Holder) to the Depositary at its Principal Office for the purpose of effecting a transfer thereof; (ii) this Receipt has been properly endorsed or is accompanied by proper instruments of transfer (including signature guarantees in accordance with standard securities industry practice); (iii) this Receipt has been duly stamped (if required by the laws of the State of New York or of the United States); and (iv) all applicable fees and charges of, and expenses incurred by, the Depositary and all applicable taxes and governmental charges (as are set forth in Section 5.9 of, and Exhibit B to, the Deposit Agreement) have been paid, subject, however, in each case, to the terms and conditions of this Receipt, the Deposit Agreement and applicable law, in each case as in effect at the time thereof.

The Registrar shall register the split-up or combination of ADSs and this Receipt (and of the ADSs represented hereby) on the books maintained for such purpose. The Depositary shall cancel this Receipt and execute new Receipts for the number of ADSs requested, but in the aggregate not exceeding the number of ADSs evidenced by this Receipt (when canceled), shall cause the Registrar to countersign such new Receipts, and shall Deliver such new Receipts to or upon the order of the Holder thereof, if each of the following conditions has been satisfied: (i) this Receipt has been duly Delivered by the Holder (or by a duly authorized attorney of the Holder) to the Depositary at its Principal Office for the purpose of effecting a split-up or combination hereof; and (ii) all applicable fees and charges of, and expenses incurred by, the Depositary and all applicable taxes and government charges (as are set forth in Section 5.9 of, and Exhibit  B to, the Deposit Agreement) have been paid, subject, however, in each case, to the terms and conditions of this Receipt, of the Deposit Agreement and of applicable law, in each case as in effect at the time thereof.

(4)               Pre-Conditions to Registration, Transfer, Etc. As a condition precedent to the execution and delivery, registration of issuance or transfer, split-up, combination or surrender of any ADS, the delivery of any distribution thereon, or the withdrawal of any Deposited Securities, the Depositary or the Custodian may require (i) payment from the depositor of Shares or presenter of ADSs or of a Receipt of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to Shares being deposited or withdrawn) and payment of any applicable fees and charges of the Depositary as provided in the Deposit Agreement and in this Receipt, (ii) the production of proof satisfactory to it as to the identity and genuineness of any signature or any other matters contemplated in the Deposit Agreement and (iii) compliance with (A) any laws or governmental regulations relating to the execution and delivery of Receipts or ADSs or to the withdrawal of Deposited Securities and (B) such reasonable regulations as the Depositary or the Company may establish consistent with the provisions of this Receipt and the Deposit Agreement and applicable law.

The issuance of ADSs against deposits of Shares generally or against deposits of particular Shares may be suspended, or the deposit of particular Shares may be refused, or the registration of transfer of ADSs in particular instances may be refused, or the registration of transfer of ADSs generally may be suspended, during any period when the transfer books of the Company, the Depositary, a Registrar or the Share Registrar are closed or if any such action is deemed necessary or advisable by the Depositary or the Company, in good faith, at any time or from time to time because of any requirement of law or regulation, any government or governmental body or commission or any securities exchange upon which the Shares or ADSs are listed, or under any provision of the Deposit Agreement or this Receipt, or under any provision of, or governing, the Deposited Securities, or because of any meeting of shareholders of the Company or for any other reason, subject in all cases to Article (24) hereof. Notwithstanding any provision of the Deposit Agreement or this Receipt to the contrary, Holders are entitled to surrender outstanding ADSs to withdraw the Deposited Securities at any time subject only to (i) temporary delays caused by closing the transfer books of the Depositary or the Company or the deposit of Shares in connection with voting at a shareholders’ meeting or the payment of dividends, (ii) the payment of fees, taxes and similar charges, (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the ADSs or to the withdrawal of the Deposited Securities, and (iv) other circumstances specifically contemplated by Section I.A.(1) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time). Without limitation of the foregoing, the Depositary shall not knowingly accept for deposit under the Deposit Agreement any Shares or other Deposited Securities required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such Shares or other Deposited Securities, or any Shares or other Deposited Securities the deposit of which would violate any provisions of the Estatuto Social of the Company.

(5)               Compliance With Information Requests. Notwithstanding any other provision of the Deposit Agreement or this Receipt, each Holder and Beneficial Owner of the ADSs represented hereby agrees to comply with requests from the Company pursuant to Brazilian law or regulations, the rules and requirements of the São Paulo Stock Exchange and any other stock exchange on which Shares or ADSs are, or will be, registered, traded or listed, or the Estatuto Social of the Company, which are made to provide information, inter alia, as to the capacity in which such Holder or Beneficial Owner owns ADSs and the Shares, as the case may be, and regarding the identity of any other person(s) interested in such ADSs and the nature of such interest and various other matters, whether or not they are Holders and/or Beneficial Owners at the time of such request.

(6)               Ownership Restrictions. Notwithstanding any provision of this Receipt or of the Deposit Agreement, the Company may restrict transfers of the Shares where such transfer might result in ownership of Shares exceeding limits imposed by applicable law or the Estatuto Social of the Company. The Company may also restrict, in such manner as it deems appropriate, transfers of ADSs where such transfer may result in the total number of Shares represented by the ADSs owned by a single Holder or Beneficial Owner to exceed any such limits. The Company may, in its sole discretion but subject to applicable law, instruct the Depositary to take action with respect to the ownership interest of any Holder or Beneficial Owner in excess of the limits set forth in the preceding sentence, including but not limited to, the imposition of restrictions on the transfer of ADSs, the removal or limitation of voting rights or a mandatory sale or disposition on behalf of a Holder or Beneficial Owner of the Shares represented by the ADSs held by such Holder or Beneficial Owner in excess of such limitations, if and to the extent such disposition is permitted by applicable law and the Estatuto Social of the Company. Nothing herein or in the Deposit Agreement shall be interpreted as obligating the Depositary or the Company to ensure compliance with the ownership restrictions described herein or in the Deposit Agreement.

(7)               Liability of Holder for Taxes and Other Charges. If any tax or other governmental charge shall become payable with respect to any Receipt or any Deposited Securities or ADSs, such tax or other governmental charge shall be payable by the Holders and Beneficial Owners to the Depositary. The Company, the Custodian and/or the Depositary may withhold or deduct from any distributions made in respect of Deposited Securities and may sell for the account of a Holder and/or Beneficial Owner any or all of the Deposited Securities and apply such distributions and sale proceeds in payment of such taxes (including applicable interest and penalties) or charges, with the Holder and the Beneficial Owner hereof remaining fully liable for any deficiency. The Custodian may refuse the deposit of Shares, and the Depositary may refuse to issue ADSs, to deliver ADRs, register the transfer of ADSs, register the split-up or combination of ADRs and (subject to Article (24) hereof) the withdrawal of Deposited Securities, until payment in full of such tax, charge, penalty or interest is received. Every Holder and Beneficial Owner agrees to indemnify the Depositary, the Company, the Custodian, and each of their respective agents, officers, directors, employees and Affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any tax benefit obtained for such Holder and/or Beneficial Owner.

(8)               Representations and Warranties of Depositors. Each person depositing Shares under the Deposit Agreement shall be deemed thereby to represent and warrant that (i) such Shares (and the certificates therefor) are duly authorized, validly issued, fully paid, non-assessable and legally obtained by such person, (ii) all preemptive (and similar) rights, if any, with respect to such Shares have been validly waived or exercised, (iii) the person making such deposit is duly authorized so to do, (iv) the Shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim and are not, and the ADSs issuable upon such deposit will not be, Restricted Securities and (v) the Shares presented for deposit have not been stripped of any rights or entitlements. Such representations and warranties shall survive the deposit and withdrawal of Shares, the issuance and cancellation of ADSs in respect thereof and the transfer of such ADSs. If any such representations or warranties are false in any way, the Company and Depositary shall be authorized, at the cost and expense of the person depositing Shares, to take any and all actions necessary to correct the consequences thereof.

(9)               Filing Proofs, Certificates and Other Information. Any person presenting Shares for deposit, any Holder and any Beneficial Owner may be required, and every Holder and Beneficial Owner agrees, from time to time to provide to the Depositary and the Custodian such proof of citizenship or residence, taxpayer status, payment of all applicable taxes or other governmental charges, exchange control approval, legal or beneficial ownership of ADSs and Deposited Securities, compliance with applicable laws and the terms of the Deposit Agreement, this Receipt and the provisions of, or governing, the Deposited Securities, to execute such certifications and to make such representations and warranties, and to provide such other information and documentation (or, in the case of Shares in registered form presented for deposit, such information relating to the registration of Shares on the books of the Company or of the Share Registrar) as the Depositary or the Custodian may deem necessary or proper or as the Company may reasonably require by written request to the Depositary consistent with its obligations under the Deposit Agreement and this Receipt. Subject to Article (24) hereof and the terms of the Deposit Agreement, the Depositary and the Registrar, as applicable, may withhold the execution or delivery or registration of transfer of any Receipt or ADS or the distribution or sale of any dividend or other distribution of rights or of the proceeds thereof or, to the extent not limited by Article (24) hereof, the delivery of any Deposited Securities until such proof or other information is filed, or such certificates are executed, or such representations and warranties are made, or such information and documentation are provided, in each case to the Depositary’s, the Registrar’s and the Company’s satisfaction.

(10)           Charges of Depositary. The following ADS fees are payable under the terms of the Deposit Agreement:

(i)	ADS Issuance Fee: by any person for whom ADSs are issued (e.g., an issuance upon a deposit of Shares, upon a change in the ADS(s)-to-Share(s) ratio, or for any other reason), excluding issuances as a result of distributions described in paragraph (iv) below, a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) issued under the terms of the Deposit Agreement;

(ii)	ADS Cancellation Fee: by any person for whom ADSs are being cancelled (e.g., a cancellation of ADSs for Delivery of Deposited Securities, upon a change in the ADS(s)-to-Share(s) ratio, or for any other reason), a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) cancelled;

(iii)	Cash Distribution Fee: by any Holder of ADSs, a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) held for the distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements);

(iv)	Stock Distribution /Rights Exercise Fee: by any Holder of ADS(s), a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) held for the distribution of ADSs pursuant to (a) stock dividends or other free stock distributions, or (b) an exercise of rights to purchase additional ADSs;

(v)	Other Distribution Fee: by any Holder of ADS(s), a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) held for the distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., spin-off shares);

(vi)	Depositary Services Fee: by any Holder of ADS(s), a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) held on the applicable record date(s) established by the Depositary;

(vii)	Registration of ADS Transfer Fee: by any Holder of ADS(s) being transferred or by any person to whom ADSs are transferred, a fee not in excess of U.S. $1.50 per 100 ADSs (or fraction thereof) transferred; and

(viii)	ADS Conversion Fee: by any Holder of ADS(s) being converted or by any person to whom the converted ADSs are delivered, a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) converted from one ADS series to another ADS series (e.g., upon conversion of Partial Entitlement ADSs for Full Entitlement ADSs).

The Company, Holders, Beneficial Owners, persons depositing Shares or withdrawing Deposited Securities in connection with ADS issuances and cancellations, and persons for whom ADSs are issued or cancelled shall be responsible for the following ADS charges under the terms of the Deposit Agreement:

(a)	taxes (including applicable interest and penalties) and other governmental charges;

(b)	such registration fees as may from time to time be in effect for the registration of Shares or other Deposited Securities on the share register and applicable to transfers of Shares or other Deposited Securities to or from the name of the Custodian, the Depositary or any nominees upon the making of deposits and withdrawals, respectively;

(c)	such cable, telex and facsimile transmission and delivery expenses as are expressly provided in the Deposit Agreement to be at the expense of the person depositing or withdrawing Shares or Holders and Beneficial Owners of ADSs;

(d)	in connection with the conversion of Foreign Currency, the fees, expenses, spreads, taxes and other charges of the Depositary and/or conversion service providers (which may be a division, branch or Affiliate of the Depositary). Such fees, expenses, spreads, taxes, and other charges shall be deducted from the Foreign Currency;

(e)	any reasonable and customary out-of-pocket expenses incurred in such conversion and/or on behalf of the Holders and Beneficial Owners in complying with currency exchange control or other governmental requirements; and

(f)	the fees, charges, costs and expenses incurred by the Depositary, the Custodian, or any nominee in connection with the ADR program.

All ADS fees and charges may, at any time and from time to time, be changed by agreement between the Depositary and Company but, in the case of ADS fees and charges payable by Holders and Beneficial Owners, any such change (excluding any changes to the waiver by the Depositary of fees and charges contemplated herein) may be made only in the manner contemplated by paragraph (22) of this Receipt and as contemplated in Section 6.1 of the Deposit Agreement. The Depositary shall provide, without charge, a copy of its latest ADS fee schedule to anyone upon request.

ADS fees and charges for (i) the issuance of ADSs and (ii) the cancellation of ADSs will be payable by the person for whom the ADSs are so issued by the Depositary (in the case of ADS issuances) and by the person for whom ADSs are being cancelled (in the case of ADS cancellations). In the case of ADSs issued by the Depositary into DTC or presented to the Depositary via DTC, the ADS issuance and cancellation fees and charges will be payable by the DTC Participant(s) receiving the ADSs from the Depositary or the DTC Participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the Beneficial Owner(s) and will be charged by the DTC Participant(s) to the account(s) of the applicable Beneficial Owner(s) in accordance with the procedures and practices of the DTC Participant(s) as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are payable by Holders as of the applicable ADS Record Date established by the Depositary. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, the applicable Holders as of the ADS Record Date established by the Depositary will be invoiced for the amount of the ADS fees and charges and such ADS fees may be deducted from distributions made to Holders. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC and may be charged to the DTC Participants in accordance with the procedures and practices prescribed by DTC from time to time and the DTC Participants in turn charge the amount of such ADS fees and charges to the Beneficial Owners for whom they hold ADSs. In the case of (i) registration of ADS transfers, the ADS transfer fee will be payable by the ADS Holder whose ADSs are being transferred or by the person to whom the ADSs are transferred, and (ii) conversion of ADSs of one series for ADSs of another series, the ADS conversion fee will be payable by the Holder whose ADSs are converted or by the person to whom the converted ADSs are delivered.

The Depositary may reimburse the Company for certain expenses incurred by the Company in respect of the ADR program established pursuant to the Deposit Agreement, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as the Company and the Depositary agree from time to time. The Company shall pay to the Depositary such fees and charges, and reimburse the Depositary for such out-of-pocket expenses, as the Depositary and the Company may agree from time to time. Responsibility for payment of such fees, charges and reimbursements may from time to time be changed by agreement between the Company and the Depositary. Unless otherwise agreed, the Depositary shall present its statement for such fees, charges and reimbursements to the Company once every three months. The charges and expenses of the Custodian are for the sole account of the Depositary.

The obligations of Holders and Beneficial Owners to pay ADS fees and charges shall survive the termination of the Deposit Agreement. As to any Depositary, upon the resignation or removal of such Depositary as described in Section 5.4 of the Deposit Agreement, the right to collect ADS fees and charges shall extend for those ADS fees and charges incurred prior to the effectiveness of such resignation or removal.

(11)          Title to Receipts. It is a condition of this Receipt, and every successive Holder of this Receipt by accepting or holding the same consents and agrees, that title to this Receipt (and to each Certificated ADS evidenced hereby) shall be transferable upon the same terms as a certificated security under the laws of the State of New York, provided that, in the case of Certificated ADSs, the Receipt has been properly endorsed or is accompanied by proper instruments of transfer. Notwithstanding any notice to the contrary, the Depositary and the Company may deem and treat the Holder of this Receipt (that is, the person in whose name this Receipt is registered on the books of the Depositary) as the absolute owner hereof for all purposes. Neither the Depositary nor the Company shall have any obligation nor be subject to any liability hereunder or under the Deposit Agreement to any holder of this Receipt or any Beneficial Owner unless such holder is the Holder of this Receipt registered on the books of the Depositary or, in the case of a Beneficial Owner, such Beneficial Owner or the Beneficial Owner’s representative, is the Holder registered on the books of the Depositary.

(12)           Validity of Receipt. The Holder(s) of this Receipt (and the ADSs represented hereby) shall not be entitled to any benefits under the Deposit Agreement or be valid or enforceable for any purpose against the Depositary or the Company, unless this Receipt has been (i) dated, (ii) signed by the manual or facsimile signature of a duly authorized signatory of the Depositary, (iii) countersigned by the manual or facsimile signature of a duly authorized signatory of the Registrar and (iv) registered in the books maintained by the Registrar for the registration of issuances and transfers of Receipts. Receipts bearing the facsimile signature of a duly-authorized signatory of the Depositary or the Registrar, who at the time of signature was a duly authorized signatory of the Depositary or the Registrar, as the case may be, shall bind the Depositary, notwithstanding the fact that such signatory has ceased to be so authorized prior to the delivery of such Receipt by the Depositary.

(13)           Available Information; Reports; Inspection of Transfer Books. The Company is subject to the periodic reporting requirements of the Exchange Act and accordingly files certain information with the Commission. These reports and documents can be retrieved from the Commission’s website (www.sec.gov) and can be inspected and copied at the public reference facilities maintained by the Commission located at 100 F Street, N.E., Washington D.C. 20549. The Depositary shall make available for inspection by Holders at its Principal Office any reports and communications, including any proxy soliciting materials, received from the Company which are both (a) received by the Depositary, the Custodian, or the nominee of either of them as the holder of the Deposited Securities and (b) made generally available to the holders of such Deposited Securities by the Company.

The Registrar shall keep books for the registration of issuances and transfers of ADSs which at all reasonable times shall be open for inspection by the Company and by the Holders of such ADSs, provided that such inspection shall not be, to the Registrar’s knowledge, for the purpose of communicating with Holders of such ADSs in the interest of a business or object other than the business of the Company or other than a matter related to the Deposit Agreement or the ADSs.

The Registrar may close the transfer books with respect to the ADSs, at any time or from time to time, when deemed necessary or advisable by it in good faith in connection with the performance of its duties hereunder, or at the reasonable written request of the Company subject, in all cases, to Article (24) hereof.

Dated:

CITIBANK, N.A.	CITIBANK, NA., as Depositary
Transfer Agent and Registrar

By:	By:
Authorized Signatory	Vice President

The address of the Principal Office of the Depositary is 388 Greenwich Street, New York, New York 10013, U.S.A.

[FORM OF REVERSE OF RECEIPT]

SUMMARY OF CERTAIN ADDITIONAL PROVISIONS
OF THE DEPOSIT AGREEMENT

(14)           Dividends and Distributions in Cash, Shares, etc. Whenever the Depositary receives confirmation from the Custodian of receipt of any cash dividend or other cash distribution on any Deposited Securities, or receives proceeds from the sale of any Deposited Securities or of any entitlements held in respect of Deposited Securities under the terms of the Deposit Agreement, the Depositary will (i) if at the time of receipt thereof any amounts received in a Foreign Currency can, in the judgment of the Depositary (upon the terms of the Deposit Agreement), be converted on a practicable basis into Dollars transferable to the United States, promptly convert or cause to be converted such cash dividend, distribution or proceeds into Dollars (upon the terms of the Deposit Agreement), (ii) if applicable, establish the ADS Record Date upon the terms described in Section 4.9 of the Deposit Agreement and (iii) distribute promptly the amount thus received (net of (a) applicable fees and charges of, and expenses incurred by, the Depositary and (b) taxes withheld) to the Holders entitled thereto as of the ADS Record Date in proportion to the number of ADSs held as of the ADS Record Date. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any Holder a fraction of one cent, and any balance not so distributed shall be held by the Depositary (without liability for interest thereon) and shall be added to and become part of the next sum received by the Depositary for distribution to Holders of ADSs then outstanding at the time of the next distribution. If the Company, the Custodian or the Depositary is required to withhold and does withhold from any cash dividend or other cash distribution in respect of any Deposited Securities an amount on account of taxes, duties or other governmental charges, the amount distributed to Holders on the ADSs representing such Deposited Securities shall be reduced accordingly. Such withheld amounts shall be forwarded by the Company to the relevant governmental authority.

If any distribution upon any Deposited Securities consists of a dividend in, or free distribution of, Shares, the Company shall cause such Shares to be deposited with the Custodian and registered, as the case may be, in the name of the Depositary, the Custodian or their respective nominees. Upon receipt of confirmation of such deposit from the Custodian, the Depositary shall, subject to and in accordance with the Deposit Agreement, establish the ADS Record Date and either (i) the Depositary shall distribute to the Holders as of the ADS Record Date in proportion to the number of ADSs held as of the ADS Record Date, additional ADSs, which represent in aggregate the number of Shares received as such dividend, or free distribution, subject to the terms of the Deposit Agreement (including, without limitation, (a) the applicable fees and charges of, and expenses incurred by, the Depositary, and (b) taxes), or (ii) if additional ADSs are not so distributed, each ADS issued and outstanding after the ADS Record Date shall, to the extent permissible by law, thenceforth also represent rights and interests in the additional integral number of Shares distributed upon the Deposited Securities represented thereby (net of (a) the applicable fees and charges of, and the expenses incurred by, the Depositary, and (b) taxes). In lieu of delivering fractional ADSs, the Depositary shall sell the number of Shares or ADSs, as the case may be, represented by the aggregate of such fractions and distribute the net proceeds upon the terms set forth in the Deposit Agreement.

In the event that the Depositary determines that any distribution in property (including Shares) is subject to any tax or other governmental charges which the Depositary is obligated to withhold, or, if the Company, in the fulfillment of its obligations under the Deposit Agreement, has furnished an opinion of U.S. counsel determining that Shares must be registered under the Securities Act or other laws in order to be distributed to Holders (and no such registration statement has been declared effective), the Depositary may dispose of all or a portion of such property (including Shares and rights to subscribe therefor) in such amounts and in such manner, including by public or private sale, as the Depositary deems necessary and practicable, and the Depositary shall distribute the net proceeds of any such sale (after deduction of (a) taxes and (b) fees and charges of, and expenses incurred by, the Depositary) to Holders entitled thereto upon the terms of the Deposit Agreement. The Depositary shall hold and/or distribute any unsold balance of such property in accordance with the provisions of the Deposit Agreement.

Upon timely receipt of a notice indicating that the Company wishes an elective distribution to be made available to Holders upon the terms described in the Deposit Agreement, the Company and the Depositary shall determine whether such distribution is lawful and reasonably practicable. If so, the Depositary shall, subject to the terms and conditions of the Deposit Agreement, establish an ADS Record Date according to Article (16) hereof and establish procedures to enable the Holder hereof to elect to receive the proposed distribution in cash or in additional ADSs. If a Holder elects to receive the distribution in cash, the dividend shall be distributed as in the case of a distribution in cash. If the Holder hereof elects to receive the distribution in additional ADSs, the distribution shall be distributed as in the case of a distribution in Shares. If such elective distribution is not lawful or not reasonably practicable or if the Depositary did not receive satisfactory documentation set forth in the Deposit Agreement, the Depositary shall, to the extent permitted by law, distribute to Holders, on the basis of the same determination as is made in Brazil in respect of the Shares for which no election is made, either (x) cash or (y) additional ADSs representing such additional Shares, in each case, upon the terms described in the Deposit Agreement. Nothing herein or in the Deposit Agreement shall obligate the Depositary to make available to the Holder hereof a method to receive the elective distribution in Shares (rather than ADSs). It is understood and agreed that the Holder hereof may not be given the opportunity to receive elective distributions on the same terms and conditions as the holders of Shares.

Upon timely receipt by the Depositary of a notice indicating that the Company wishes rights to subscribe for additional Shares or rights of any other nature to be made available to Holders of ADSs, the Depositary, upon consultation with the Company, shall determine whether it is lawful and reasonably practicable to make such rights available to the Holders. The Depositary shall make such rights available to any Holders only if (i) the Company shall have timely requested that such rights be made available to Holders, (ii) the Depositary shall have received the documentation contemplated in the Deposit Agreement, and (iii) the Depositary shall have determined that such distribution of rights is reasonably practicable. If such conditions are not satisfied, the Depositary shall sell the rights as described below. In the event all conditions set forth above are satisfied, the Depositary shall establish an ADS Record Date (upon the terms described in the Deposit Agreement) and establish procedures (x) to distribute rights to purchase additional ADSs (by means of warrants or otherwise), (y) to enable the Holders to exercise the rights (upon payment of the subscription price and of the applicable (a) fees and charges of, and expenses incurred by, the Depositary and (b) taxes), and (z) to deliver ADSs upon the valid exercise of such rights. Nothing herein or in the Deposit Agreement shall obligate the Depositary to make available to the Holders a method to exercise rights to subscribe for Shares (rather than ADSs). If (i) the Company does not timely request the Depositary to make the rights available to Holders or if the Company requests that the rights not be made available to Holders, (ii) the Depositary fails to receive the documentation required by the Deposit Agreement or determines it is not reasonably practicable to make the rights available to Holders, or (iii) any rights made available are not exercised and appear to be about to lapse, the Depositary shall determine whether it is lawful and reasonably practicable to sell such rights, in a riskless principal capacity, at such place and upon such terms (including public and private sale) as it may deem practicable. The Depositary shall, upon such sale, convert and distribute proceeds of such sale (net of applicable fees and charges of, and expenses incurred by, the Depositary and taxes) upon the terms hereof and of the Deposit Agreement. If the Depositary is unable to make any rights available to Holders or to arrange for the sale of the rights upon the terms described above, the Depositary shall allow such rights to lapse. The Depositary shall not be responsible for (i) any failure to determine that it may be lawful or practicable to make such rights available to Holders in general or any Holders in particular, (ii) any foreign exchange exposure or loss incurred in connection with such sale or exercise, or (iii) the content of any materials forwarded to the Holders on behalf of the Company in connection with the rights distribution.

Notwithstanding anything herein or in the Deposit Agreement to the contrary, if registration (under the Securities Act or any other applicable law) of the rights or the securities to which any rights relate may be required in order for the Company to offer such rights or such securities to Holders and to sell the securities represented by such rights, the Depositary will not distribute such rights to the Holders (i) unless and until a registration statement under the Securities Act (or other applicable law) covering such offering is in effect or (ii) unless the Company furnishes the Depositary opinion(s) of counsel for the Company in the United States and counsel to the Company in any other applicable country in which rights would be distributed, in each case satisfactory to the Depositary, or other evidence satisfactory to the Depositary, to the effect that the offering and sale of such securities to Holders and Beneficial Owners are exempt from, or do not require registration under, the provisions of the Securities Act or any other applicable laws. In the event that the Company, the Depositary or the Custodian shall be required to withhold and does withhold from any distribution of property (including rights) an amount on account of taxes or other governmental charges, the amount distributed to the Holders of ADSs representing such Deposited Securities shall be reduced accordingly. In the event that the Depositary determines that any distribution in property (including Shares and rights to subscribe therefor) is subject to any tax or other governmental charges which the Depositary is obligated to withhold, the Depositary may dispose of all or a portion of such property (including Shares and rights to subscribe therefor) in such amounts and in such manner, including by public or private sale, as the Depositary deems necessary and practicable to pay any such taxes or charges.

It is understood and agreed that Holders generally, or any Holder in particular, may not be given the opportunity to receive or exercise rights on the same terms and conditions as the holders of Shares or to exercise such rights. Nothing herein or in the Deposit Agreement shall obligate the Company to file any registration statement in respect of any rights or Shares or other securities to be acquired upon the exercise of such rights.

Upon receipt of a notice indicating that the Company wishes property other than cash, Shares or rights to purchase additional Shares, to be made to Holders of ADSs, the Depositary shall, upon consultation with the Company, determine whether such distribution to Holders is lawful and reasonably practicable. The Depositary shall not make such distribution unless (i) the Company shall have requested the Depositary to make such distribution to Holders, (ii) the Depositary shall have received the documentation contemplated in the Deposit Agreement and (iii) the Depositary shall have determined that such distribution is reasonably practicable. Upon satisfaction of such conditions, the Depositary shall distribute the property so received to the Holders of record, as of the ADS Record Date, in proportion to the number of ADSs held by them respectively and in such manner as the Depositary may deem practicable for accomplishing such distribution (i) upon receipt of payment or net of the applicable fees and charges of, and expenses incurred by, the Depositary, and (ii) net of any taxes withheld. The Depositary may dispose of all or a portion of the property so distributed and deposited, in such amounts and in such manner (including public or private sale) as the Depositary may deem practicable or necessary to satisfy any taxes (including applicable interest and penalties) or other governmental charges applicable to the distribution.

If the conditions above are not satisfied, the Depositary shall sell or cause such property to be sold in a public or private sale, at such place or places and upon such terms as it may deem practicable and shall (i) cause the proceeds of such sale, if any, to be converted into Dollars and (ii) distribute the proceeds of such conversion received by the Depositary (net of (a) applicable fees and charges of, and expenses incurred by, the Depositary and (b) taxes) to the Holders as of the ADS Record Date upon the terms hereof and of the Deposit Agreement. If the Depositary is unable to sell such property, the Depositary may dispose of such property for the account of the Holders in any way it deems reasonably practicable under the circumstances.

(15)           Redemption. Upon timely receipt of notice from the Company that it intends to exercise its right of redemption in respect of any of the Deposited Securities and satisfactory documentation within the terms of Section 5.7 of the Deposit Agreement, the Depositary shall provide to each Holder a notice setting forth the Company’s intention to exercise the redemption rights and any other particulars set forth in the Company’s notice to the Depositary and, to the extent practicable, the Depositary shall establish procedures deemed reasonably necessary to give effect to the terms of Section 4.7 of the Deposit Agreement for the exercise of redemption rights by Holders. Upon receipt of confirmation that the redemption has taken place and that funds representing the redemption price have been received, the Depositary shall convert, transfer, distribute the proceeds (net of applicable (a) fees and charges of, and expenses incurred by, the Depositary, and (b) taxes), retire ADSs and cancel any ADRs upon delivery of such ADSs by Holders thereof upon the terms of the Deposit Agreement. If less than all outstanding Deposited Securities are redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as may be determined by the Depositary. The redemption price per ADS shall be the dollar equivalent of the per share amount received by the Depositary upon the redemption of the Deposited Securities represented by American Depositary Shares (subject to the terms of the Deposit Agreement and the applicable fees and charges of, and expenses incurred by, the Depositary, and taxes) multiplied by the number of Deposited Securities represented by each ADS redeemed.

(16)           Fixing of ADS Record Date. Whenever the Depositary shall receive notice of the fixing of a record date by the Company for the determination of holders of Deposited Securities entitled to receive any distribution (whether in cash, Shares, rights or other distribution), or whenever for any reason the Depositary causes a change in the number of Shares that are represented by each ADS, or whenever the Depositary shall receive notice of any meeting of, or solicitation of consents or proxies of, holders of Shares or other Deposited Securities, or whenever the Depositary shall find it necessary or convenient in connection with the giving of any notice, solicitation of any consent or any other matter, the Depositary, after consultation with the Company, shall fix a record date (“ADS Record Date”) for the determination of the Holders of ADSs who shall be entitled to receive such distribution, to give instructions for the exercise of voting rights at any such meeting, or to give or withhold such consent, or to receive such notice or solicitation or to otherwise take action, or to exercise the rights of Holders with respect to such changed number of Shares represented by each ADS. Subject to applicable law and the terms and conditions of this Receipt and the Deposit Agreement, only the Holders of record at the close of business in New York on such ADS Record Date shall be entitled to receive such distributions, to give such instructions, to receive such notice or solicitation, or otherwise take action.

(17)           Voting of Deposited Securities. As soon as practicable after receipt of notice of any meeting at which the holders of Deposited Securities are entitled to vote, or of solicitation of consents or proxies from holders of Deposited Securities, the Depositary shall fix the ADS Record Date in respect of such meeting or solicitation of such consent or proxy. The Depositary shall (if requested in writing in a timely manner by the Company (the Depositary having no obligation to take any further action if the request shall not have been received by the Depositary at least thirty (30) days prior to the date of such vote or meeting), at the Company’s expense and provided no U.S. legal prohibitions exist) distribute to Holders as of the ADS Record Date: (a) such notice of meeting or solicitation of consent or proxies; (b) a statement that the Holders as of the ADS Record Date will be entitled, subject to any applicable law, the provisions of the Deposit Agreement, the Company’s Estatuto Social and the provisions of or governing Deposited Securities (which provisions, if any, shall be summarized in pertinent part by the Company), to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by such Holder’s ADSs; and (c) a brief statement as to the manner in which such voting instructions may be given, including a statement setting forth the action to be taken by the Depositary if voting instructions are received that fail to specify the manner in which such Holder’s ADS(s) are to be voted. Voting instructions may be given only in respect of a number of ADSs representing an integral number of Deposited Securities. Upon the timely receipt of voting instructions from a Holder of ADSs as of the ADS Record Date in the manner specified by the Depositary, the Depositary shall endeavor, insofar as practicable and permitted under applicable law, the provisions of the Deposit Agreement, the provisions of the Estatuto Social of the Company and the provisions of the Deposited Securities, to vote, or cause the Custodian to vote, the Deposited Securities represented by ADSs held by such Holder in accordance with such instructions.

Neither the Depositary nor the Custodian shall under any circumstances exercise any discretion as to voting, and neither the Depositary nor the Custodian shall vote, attempt to exercise the right to vote, or in any way make use of, for purposes of establishing a quorum or otherwise, the Deposited Securities represented by ADSs, except pursuant to and in accordance with the voting instructions timely received from Holders or as otherwise contemplated herein. If the Depositary timely receives voting instructions from a Holder that fail to specify the manner in which the Depositary is to vote the Deposited Securities represented by such Holder’s ADSs, the Depositary will deem such Holder (unless otherwise specified in the notice distributed to Holders) to have instructed the Depositary to vote in favor of the items set forth in such voting instructions. Deposited Securities represented by ADSs for which no timely voting instructions are received by the Depositary from the Holder shall not be voted.

Notwithstanding anything else contained herein, the Depositary shall, if so requested in writing by the Company, represent all Deposited Securities (whether or not voting instructions have been received in respect of such Deposited Securities from Holders as of the ADS Record Date) for the sole purpose of establishing quorum at a meeting of shareholders. Notwithstanding anything else contained in the Deposit Agreement or this Receipt, the Depositary shall not have any obligation to take any action with respect to any meeting, or solicitation of consents or proxies, of holders of Shares or other Deposited Securities if the taking of such action would violate U.S. laws. The Company agrees to take any and all actions reasonably necessary to enable Holders and Beneficial Owners to exercise the voting rights accruing to the Deposited Securities and to deliver to the Depositary an opinion of U.S. counsel addressing any actions requested to be taken if so requested by the Depositary.

Notwithstanding anything contained in the Deposit Agreement or this Receipt, the Depositary may, to the extent not prohibited by law, regulations or applicable stock exchange requirements, in lieu of distribution of the materials provided to the Depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of Deposited Securities, distribute to the Holders a notice that provides Holders with a means to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

It is understood and agreed that Holders generally or any Holder in particular may not receive the notice described above with sufficient time to enable the Holder to return voting instructions to the Depositary in a timely manner.

(18)           Changes Affecting Deposited Securities. Upon any change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting the Company or to which it otherwise is a party, any securities which shall be received by the Depositary or the Custodian in exchange for, or in conversion of or replacement of or otherwise in respect of, such Deposited Securities shall, to the extent permitted by law, be treated as new Deposited Securities under the Deposit Agreement, and any Receipts shall, subject to the provisions of the Deposit Agreement and applicable law, evidence ADSs representing the right to receive such additional securities. Alternatively, the Depositary may, with the Company’s approval, and shall, if the Company shall so request, subject to the terms of the Deposit Agreement and receipt of satisfactory documentation contemplated by the Deposit Agreement, (i) issue and deliver additional ADSs as in the case of a stock dividend on the Shares, (ii) amend the Deposit Agreement and the applicable ADRs, (iii) amend the applicable Registration Statement(s) on Form F-6 as filed with the Commission in respect of the ADSs, (iv) call for the surrender of outstanding Receipts to be exchanged for new Receipts, and (v) take such other actions as are appropriate to reflect the transaction with respect to the ADSs. Notwithstanding the foregoing, in the event that any security so received may not be lawfully distributed to some or all Holders, the Depositary may, with the Company’s approval, and shall if the Company requests, subject to receipt of satisfactory legal documentation contemplated in the Deposit Agreement, sell such securities at public or private sale, at such place or places and upon such terms as it may deem proper and may allocate the net proceeds of such sales (net of (a) fees and charges of, and expenses incurred by, the Depositary and (b) taxes) for the account of the Holders otherwise entitled to such securities and distribute the net proceeds so allocated to the extent practicable as in the case of a distribution received in cash pursuant to the Deposit Agreement. Immediately upon the occurrence of any such change, conversion or exchange covered by this Article (18) in respect of the Deposited Securities, the Depositary shall give notice thereof in writing to all Holders at the Company’s expense; provided that the Company shall provide the Depositary with the content of such notice in writing. The Depositary shall not be responsible for (i) any failure to determine that it may be lawful or feasible to make such securities available to Holders in general or any Holder in particular, (ii) any foreign exchange exposure or loss incurred in connection with such sale, or (iii) any liability to the purchaser of such securities.

(19)           Exoneration. Neither the Depositary nor the Company shall be obligated to do or perform any act which is inconsistent with the provisions of the Deposit Agreement or shall incur any liability (i) if the Depositary or the Company shall be prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the Deposit Agreement and this Receipt, by reason of any provision of any present or future law or regulation of the United States, Brazil or any other country, or of any other governmental authority or regulatory authority or stock exchange, or by reason of any provision, present or future of the Estatuto Social of the Company or any provision of or governing any Deposited Securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, acts of terrorism, revolutions, rebellions, explosions and computer failure), (ii) by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement or in the Estatuto Social of the Company or provisions of or governing Deposited Securities, (iii) for any action or inaction in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder, any Beneficial Owner or authorized representative thereof, or any other person believed by it in good faith to be competent to give such advice or information, (iv) for any inability by a Holder or Beneficial Owner to benefit from any distribution, offering, right or other benefit which is made available to holders of Deposited Securities but is not, under the terms of the Deposit Agreement, made available to Holders of ADSs or (v) for any consequential or punitive damages for any breach of the terms of the Deposit Agreement. The Depositary, its controlling persons, its agents, the Custodian and the Company, its controlling persons and its agents may rely and shall be protected in acting upon any written notice, request or other document believed by it to be genuine and to have been signed or presented by the proper party or parties. No disclaimer of liability under the Securities Act is intended by any provision of the Deposit Agreement or this Receipt.

(20)           Standard of Care. The Company and its agents assume no obligation and shall not be subject to any liability under the Deposit Agreement or this Receipt to any Holder(s) or Beneficial Owner(s) or other persons, except that the Company and its agents agree to perform their obligations specifically set forth in the Deposit Agreement and this Receipt without negligence or bad faith. The Depositary and its agents assume no obligation and shall not be subject to any liability under the Deposit Agreement or the Receipts to any Holder(s) or Beneficial Owner(s) or other persons, except that the Depositary and its agents agree to perform their obligations specifically set forth in the Deposit Agreement without negligence or bad faith. The Depositary and its agents shall not be liable for any failure to carry out any instructions to vote any of the Deposited Securities, or for the manner in which any vote is cast or the effect of any vote, provided that any such action or omission is in good faith and in accordance with the terms of the Deposit Agreement. The Depositary shall not incur any liability for any failure to determine that any distribution or action may be lawful or reasonably practicable, for the content of any information submitted to it by the Company for distribution to the Holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the Deposited Securities, for the validity or worth of the Deposited Securities or for any tax consequences that may result from the ownership of ADSs, Shares or Deposited Securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the Deposit Agreement or for the failure or timeliness of any notice from the Company.

(21)           Resignation and Removal of the Depositary: Appointment of Successor Depositary. The Depositary may at any time resign as Depositary under the Deposit Agreement by written notice of resignation delivered to the Company, such resignation to be effective on the earlier of (i) the 90th day after delivery thereof to the Company, or (ii) upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement. The Depositary may at any time be removed by the Company by written notice of such removal which notice shall be effective upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement. In case at any time the Depositary acting hereunder shall resign or be removed, the Company shall use its best efforts to appoint a successor depositary, which shall be a bank or trust company having an office in the Borough of Manhattan, the City of New York. Every successor depositary shall execute and deliver to its predecessor and to the Company an instrument in writing accepting its appointment hereunder, and thereupon such successor depositary, without any further act or deed (except as required by applicable law), shall become fully vested with all the rights, powers, duties and obligations of its predecessor. The predecessor depositary, upon payment of all sums due it and on the written request of the Company, shall (i) execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder (other than as contemplated in the Deposit Agreement), (ii) duly assign, transfer and deliver all right, title and interest to the Deposited Securities to such successor, and (iii) deliver to such successor a list of the Holders of all outstanding ADSs and such other information relating to ADSs and Holders thereof as the successor may reasonably request. Any such successor depositary shall promptly provide notice of its appointment to such Holders. Any corporation into or with which the Depositary may be merged or consolidated shall be the successor of the Depositary without the execution or filing of any document or any further act.

(22)           Amendment/Supplement. Subject to the terms and conditions of this Article (22), the Deposit Agreement and applicable law, this Receipt and any provisions of the Deposit Agreement may at any time and from time to time be amended or supplemented by written agreement between the Company and the Depositary in any respect which they may deem necessary or desirable without the prior written consent of the Holders or Beneficial Owners. Any amendment or supplement which shall impose or increase any fees or charges (other than the charges in connection with foreign exchange control regulations, and taxes and other governmental charges, delivery and other such expenses), or which shall otherwise materially prejudice any substantial existing right of Holders or Beneficial Owners, shall not, however, become effective as to outstanding ADSs until the expiration of 60 days after notice of such amendment or supplement shall have been given to the Holders of outstanding Receipts. The parties hereto agree that any amendments or supplements which (i) are reasonably necessary (as agreed by the Company and the Depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act or (b) the ADSs to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by Holders, shall be deemed not to materially prejudice any substantial rights of Holders or Beneficial Owners. Every Holder and Beneficial Owner at the time any amendment or supplement so becomes effective shall be deemed, by continuing to hold such ADS(s), to consent and agree to such amendment or supplement and to be bound by the Deposit Agreement and this Receipt as amended or supplemented thereby. In no event shall any amendment or supplement impair the right of the Holder to surrender such ADSs and receive therefor the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law. Notwithstanding the foregoing, if any governmental body should adopt new laws, rules or regulations which would require amendment or supplement of the Deposit Agreement to ensure compliance therewith, the Company and the Depositary may amend or supplement the Deposit Agreement and this Receipt at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the Deposit Agreement and this Receipt in such circumstances may become effective before a notice of such amendment or supplement is given to Holders or within any other period of time as required for compliance with such laws, or rules or regulations.

(23)           Termination. The Depositary shall, at any time at the written direction of the Company, terminate the Deposit Agreement by providing notice of such termination to the Holders of all ADSs then outstanding at least 90 days prior to the date fixed in such notice for such termination. If 90 days shall have expired after (i) the Depositary shall have delivered to the Company a written notice of its election to resign, or (ii) the Company shall have delivered to the Depositary a written notice of the removal of the Depositary, and in either case a successor depositary shall not have been appointed and accepted its appointment as provided herein and in the Deposit Agreement, the Depositary may terminate the Deposit Agreement by providing notice of such termination to the Holders of all ADSs then outstanding at least 30 days prior to the date fixed for such termination. On and after the date of termination of the Deposit Agreement, the Holder will, upon surrender of such Holder’s ADS(s) at the Principal Office of the Depositary, upon the payment of the charges of the Depositary for the surrender of ADSs referred to in Article (2) hereof and in the Deposit Agreement and subject to the conditions and restrictions therein set forth, and upon payment of any applicable taxes or governmental charges, be entitled to Delivery, to him or upon his order, of the amount of Deposited Securities represented by such ADS. If any ADSs shall remain outstanding after the date of termination of the Deposit Agreement, the Registrar thereafter shall discontinue the registration of transfers of ADSs, and the Depositary shall suspend the distribution of dividends to the Holders thereof, and shall not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary shall continue to collect dividends and other distributions pertaining to Deposited Securities, shall sell rights as provided in the Deposit Agreement, and shall continue to deliver Deposited Securities, subject to the conditions and restrictions set forth in the Deposit Agreement, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for ADSs surrendered to the Depositary (after deducting, or charging, as the case may be, in each case the charges of the Depositary for the surrender of an ADS, any expenses for the account of the Holder in accordance with the terms and conditions of the Deposit Agreement and any applicable taxes or governmental charges or assessments). At any time after the expiration of six months from the date of termination of the Deposit Agreement, the Depositary may sell the Deposited Securities then held hereunder and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it hereunder, in an unsegregated account, without liability for interest for the pro rata benefit of the Holders whose ADSs have not theretofore been surrendered. After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement with respect to the Receipts and the Shares, the Deposited Securities and the ADSs, except to account for such net proceeds and other cash (after deducting, or charging, as the case may be, in each case the charges of the Depositary for the surrender of an ADS, any expenses for the account of the Holder in accordance with the terms and conditions of the Deposit Agreement and any applicable taxes or governmental charges or assessments). Upon the termination of the Deposit Agreement, the Company shall be discharged from all obligations under the Deposit Agreement except as set forth in the Deposit Agreement.

(24)           Compliance with U.S. Securities Laws; Regulatory Compliance. Notwithstanding any provisions in this Receipt or the Deposit Agreement to the contrary, the withdrawal or delivery of Deposited Securities will not be suspended by the Company or the Depositary except as would be permitted by Section I.A.(1) of the General Instructions to the Form F-6 Registration Statement, as amended from time to time, under the Securities Act.

The Depositary and the Company have confirmed to each other that, for as long as the Deposit Agreement is in effect, they shall comply with any requirements for registration of the amount of Deposited Securities with the Banco Central do Brasil and furnish the CVM, the Banco Central do Brasil and any other applicable entity such information and documents related to the Deposited Securities, the Receipts and the Depositary’s obligations as may be requested by such authorities from time to time pursuant to paragraph 3, article 3 of Regulation Annex V to Resolution 1.289.87 (as published in Resolution 1.927/92) of the Brazilian National Monetary Council. In the event that the Depositary or the Custodian shall be advised in writing (the “Legal Warning”) by Brazilian counsel reasonably satisfactory to the Depositary that the Depositary or the Custodian reasonably could be subject to criminal or civil liabilities as a result of the Company having failed to provide to the CVM, the Banco Central do Brasil or any other applicable entity such information or documents available through the Company, the Depositary will immediately send a copy of the Legal Warning to the Company, shall have the right to immediately resign as Depositary by written notice to the Company and will not be subject to any liability hereunder or under the Deposit Agreement for such resignation or such determination, and the Company agrees to indemnify the Depositary, the Custodian and any of their respective officers, directors, employees, and agents against, and hold each of them harmless from any loss or liability of any kind incurred that arises under Section 7.9 of the Deposit Agreement. Upon effectiveness of such resignation, the Depositary shall otherwise be discharged from all of its obligations under the Deposit Agreement. Resignation pursuant to this paragraph shall be effected in accordance with Article (21); provided that, if the Company fails to appoint a new depositary within ninety (90) days of such resignation, the Deposit Agreement shall be terminated in accordance with Article (23) hereof and the Company or its designated agents will assume the obligations stated as the obligations of the Depositary in such Article.

(25)           RESERVED.

(ASSIGNMENT AND TRANSFER SIGNATURE LINES)

FOR VALUE RECEIVED, the undersigned Holder hereby sell(s), assign(s) and transfer(s) unto ____________________________ whose taxpayer identification number is ____________________________ and whose address including postal zip code is ____________________________, the within Receipt and all rights thereunder, hereby irrevocably constituting and appointing ____________________________ attorney-in-fact to transfer said Receipt on the books of the Depositary with full power of substitution in the premises.

Dated:	Name: _____________________________
By:
Title:

NOTICE: The signature of the Holder to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatsoever.

If the endorsement be executed by an attorney, executor, administrator, trustee or guardian, the person executing the endorsement must give his/her full title in such capacity and proper evidence of authority to act in such capacity, if not on file with the Depositary, must be forwarded with this Receipt.

_________________________

SIGNATURE GUARANTEED

All endorsements or assignments of Receipts must be guaranteed by a member of a Medallion Signature Program approved by the Securities Transfer Association, Inc.

Legends

The Receipts issued in respect of Partial Entitlement American Depositary Shares shall bear the following legend on the face of the Receipt: “This Receipt evidences American Depositary Shares representing ‘partial entitlement’ Common Shares of COMPANHIA ENERGÉTICA DE MINAS GERAIS - CEMIG and as such do not entitle the holders thereof to the same per-share entitlement as other Common Shares (which are “full entitlement” Common Shares) issued and outstanding at such time. The American Depositary Shares represented by this Receipt shall entitle holders to distributions and entitlements identical to other American Depositary Shares when the Common Shares represented by such American Depositary Shares become “full entitlement” Common Shares.